CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 27, 2009, relating to the financial statements and financial highlights of Accessor Limited Duration U.S. Government Fund, one of the funds constituting Forward Funds, appearing in the Annual Report on Form N-CSR for the year ended December 31, 2008, and to the references to us under the headings "Experts" in the Combined Proxy Statement/Prospectus and "Representations and Warranties" in the Appendix A, which are parts of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
November 2, 2009